Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Oxford Media, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report on the consolidated financial statements of Oxford Media, Inc. and subsidiaries dated October 11, 2005, and to the use of our report on the financial statements of Oxford Media Corp. dated September 14, 2005, in the Amended Registration Statement of Oxford Media, Inc. on Form SB-2/A relating to the registration of 3,485,714 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
December 13, 2005